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                               OFFER TO EXCHANGE

            SERIES B ZERO COUPON SENIOR EXCHANGEABLE NOTES DUE 2023
                          FOR ANY AND ALL OUTSTANDING
                 ZERO COUPON SENIOR EXCHANGEABLE NOTES DUE 2023
                      (CUSIP NOS. 629568AK2 AND 629568AJ5
                    ISIN NOS. US629568AK22 AND US629568AJ58)

                                       OF

                            NABORS INDUSTRIES, INC.
                                 GUARANTEED BY
                             NABORS INDUSTRIES LTD.

THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 10, 2004, UNLESS EARLIER TERMINATED OR EXTENDED.

                                                               November 12, 2004

To Brokers, Dealers, Commercial Banks,
Trust Companies and other Nominees:

     Nabors Industries, Inc. (the "Company") and its parent company, Nabors Industries Ltd., a Bermuda exempted company ("Nabors" and, together with the Company, the "Offerors") are offering to exchange ("Exchange Offer") $1,000 principal amount of Series B Zero Coupon Senior Exchangeable Securities Due 2023 of the Company (the "New Securities"), guaranteed by Nabors, for each $1,000 principal amount of validly tendered and accepted Zero Coupon Senior Exchangeable Notes Due 2023 of the Company (the "Old Securities"), guaranteed by Nabors.

     The Exchange Offer is made on the terms and is subject to the conditions set forth in the Offerors' offering circular dated November 12, 2004 (as may be amended or supplemented from time to time, the "Offering Circular") and the accompanying Letter of Transmittal.

     We are asking you to contact your clients for whom you hold Old Securities. For your use and for forwarding to those clients, we are enclosing copies of the Offering Circular, as well as a Letter of Transmittal and Notice of Guaranteed Delivery for the Old Securities. We are also enclosing a printed form of letter which you may send to your clients, with space provided for obtaining their instructions with regard to the Exchange Offer. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

     Georgeson Shareholder has been appointed the information agent (the "Information Agent") and J.P. Morgan Trust Company, National Association is the exchange agent (the "Exchange Agent") for the Exchange Offer. Any inquiries you may have with respect to the Exchange Offer should be addressed to the Information Agent or to the Exchange Agent, at the respective addresses and telephone numbers as set forth on the back cover of the Offering Circular. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                         Very truly yours,

                                         Nabors Industries, Inc.
                                         Nabors Industries Ltd.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE OFFERORS, THE EXCHANGE AGENT OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN. WE WILL NOT PAY ANY FEES OR COMMISSION TO ANY BROKER OR DEALER OR TO ANY OTHER PERSONS (OTHER THAN THE FEES AND EXPENSES OF THE COMPANY, NABORS, THE EXCHANGE AGENT AND THE INFORMATION AGENT ASSOCIATED WITH THE EXCHANGE OFFER) IN CONNECTION WITH THE SOLICITATION OF TENDERS IN THE EXCHANGE OFFER. THE OFFERORS WILL PAY ALL TRANSFER TAXES PAYABLE ON TRANSFER AND EXCHANGE OF THE OLD SECURITIES TO THE OFFERORS, UNLESS AS OTHERWISE PROVIDED IN INSTRUCTION 4 IN THE ENCLOSED LETTER OF TRANSMITTAL.